EXHIBIT 99.8

RISK FACTORS

As previously announced, on May 20, 2018, Westinghouse Air Brake Technologies Corporation (“Wabtec”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with General Electric Company (“GE”), Transportation Systems Holdings Inc., a Delaware corporation (“SpinCo”), which is a wholly owned subsidiary of GE, and Wabtec US Rail Holdings, Inc., a Delaware corporation (“Merger Sub”), which is a wholly owned subsidiary of Wabtec, pursuant to which Wabtec will combine with GE’s transportation business (collectively, “GE Transportation”) in a modified Reverse Morris Trust transaction, through the merger (the “Merger”) of Merger Sub with and into SpinCo, whereby the separate corporate existence of Merger Sub will cease and SpinCo will continue as the surviving company and as a wholly owned subsidiary of Wabtec. The Merger will be preceded by the internal reorganization within GE of GE Transportation in anticipation of the Direct Sale, the SpinCo Transfer (as defined below) and the Distribution (as defined below) as contemplated by the Separation, Distribution and Sale Agreement dated as of May 20, 2018, among GE, SpinCo, Wabtec and Direct Sale Purchaser (the “Separation Agreement”) and the Merger Agreement (the “Internal Reorganization”). The Internal Reorganization will be followed by a direct sale of certain assets of GE Transportation (collectively, the “Direct Sale”) from GE to Wabtec US Rail, Inc. (“Direct Sale Purchaser”) in exchange for a cash payment of $2.9 billion (the “Direct Sale Purchase Price”). Following the Direct Sale, the business and operations of GE Transportation, but not including certain specified assets and liabilities of GE Transportation acquired or assumed in the Direct Sale (the “SpinCo Business”), will be contributed to SpinCo and its subsidiaries (to the extent not already held by SpinCo and its subsidiaries) pursuant to the Separation Agreement (the “SpinCo Transfer”). In order to complete the Merger and the related transactions, immediately following the Direct Sale, GE will transfer the remaining business and operations of GE Transportation to SpinCo (to the extent not completed previously) and GE will distribute certain of the shares of SpinCo’s common stock to GE’s stockholders by way of a spin-off or a split-off (the “Distribution”), as determined in GE’s discretion. As used herein, the “Separation” means the separation of GE Transportation from the remaining businesses of GE and its subsidiaries pursuant to the Separation Agreement. As used herein, the “SpinCo Transferred Subsidiaries” means each of the subsidiaries of GE that GE will contribute to SpinCo pursuant to the Separation Agreement, and each of their respective subsidiaries. As used herein, the “Transactions” means the transactions contemplated by the Merger Agreement and the Separation Agreement, which provide for, among other things, the Separation (including the Internal Reorganization), the Direct Sale, the SpinCo Transfer, the Distribution and the Merger.

You should carefully consider each of the following risks. Some of the risks described below relate principally to the Transactions, while others relate principally to the business and the industry in which Wabtec, including SpinCo and any SpinCo Transferred Subsidiary or any subsidiary of GE to be transferred in the Direct Sale (the “Transferred Subsidiaries”), will operate after the Transactions. The remaining risks relate principally to the securities markets generally and ownership of shares of Wabtec common stock. The risks described below are not the only risks that Wabtec currently faces or will face after the Transactions. Additional risks and uncertainties not currently known or that are currently expected to be immaterial also may materially and adversely affect Wabtec’s business and financial condition or the price of Wabtec common stock following the consummation of the Transactions.

Risks Related to the Transactions

The Transactions may not be completed on the terms or timeline currently contemplated, or at all, as Wabtec and GE may be unable to satisfy the conditions or obtain the approvals required to complete the Transactions or such approvals may contain material restrictions or conditions.

The consummation of the Transactions is subject to numerous conditions, including, among other things:

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the approval by the holders (“Wabtec stockholders”) of common stock, par value $0.01 per share, of Wabtec (“Wabtec common stock”) of the issuance of shares of Wabtec common stock in the Merger (the “Share Issuance”);

•
the approval by Wabtec stockholders of the proposed amendment to the Restated Certificate of Incorporation of Wabtec, as amended (the “Wabtec Charter”) to increase the number of authorized shares of common stock from 200 million to 500 million (the “Wabtec Charter Amendment”);

•	the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	the taking, making or obtaining of all material actions by, consents or approvals of, or in respect of or filings with any governmental authority required to permit the Transactions;

•
the effectiveness under the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder (the “Securities Act”) of (i) SpinCo’s registration statement on such Form(s) as shall be required under applicable United States Securities and Exchange Commission (“SEC”) rules in connection with the Distribution and (ii) Wabtec’s registration statement on Form S-4 in connection with the Merger, and, in each case, the absence of any stop order issued by the SEC or any pending proceeding before the SEC seeking a stop order with respect thereto;

•	the receipt by Wabtec and GE of certain tax opinions;

•	the receipt of the Direct Sale Purchase Price by GE;

•
the completion of the various transaction steps contemplated by the Merger Agreement and the Separation Agreement, including the International Reorganization, the Direct Sale, the SpinCo Transfer and the Distribution; and

•	other customary conditions.

There is no assurance that the Transactions will be consummated on the terms or timeline currently contemplated, or at all. Wabtec and GE have and will continue to expend time and resources of management and to incur legal, advisory and financial services fees related to the Transactions and the related financing for the Transactions. These expenses must be paid regardless of whether the Transactions are consummated.

Governmental authorities may not approve the Transactions, may impose conditions to the approval of the Transactions or may require changes to the terms of the Transactions. Any such conditions or changes could have the effect of delaying completion of the Transactions, imposing costs on or limiting the revenues of the combined company following the Transactions or otherwise reducing the anticipated benefits of the Transactions. Any condition or change which results in a material adverse effect on GE and/or Wabtec under the Merger Agreement may cause GE and/or Wabtec to restructure or terminate the Transactions.

Wabtec will need to establish the bridge loan facility (the “Bridge Loan Facility”) under the credit agreement dated as of June 8, 2018, by and among Wabtec, Wabtec Coöperatief U.A. and the other borrowers party thereto from time to time (the “Borrowers”), the other borrowing subsidiaries party thereto from time to time, the lenders party thereto from time to time, PNC Bank, National Association, as administrative agent, and the other parties thereto (the “Credit Agreement”) and borrow the loans thereunder, or arrange for alternative financing, in order to complete the Transactions.  Although commitments have been obtained from various lenders under the Bridge Loan Facility, the obligations of the lenders to fund the Bridge Loan Facility are subject to the satisfaction or waiver of customary conditions, including, among others, the absence of any “material adverse effect,” as the term is described in the Merger Agreement. Accordingly, there can be no assurance that these conditions will be satisfied or, if not satisfied, waived by the lenders. If the Bridge Loan Facility is not funded and Wabtec is not able to obtain alternative financing on commercially reasonable terms, it could prevent the consummation of the Transactions or materially and adversely affect Wabtec’s business, liquidity, financial condition and results of operations if the Transactions are ultimately consummated.

If completed, the integration of Wabtec and GE Transportation may not be successful or the anticipated benefits from the Transactions may not be realized.

After the consummation of the Transactions, Wabtec will have significantly more sales, assets and employees than it did prior to the consummation of the Transactions. During the period in which transition services are provided to Wabtec by GE, SpinCo will have a continued dependence on the provision of services from GE, including with respect to research and development and information technology infrastructure. The integration process will require Wabtec to expend capital and significantly expand the scope of its operations. Wabtec management will be required to devote a significant amount of time and attention to the process of integrating the operations of Wabtec’s business and GE Transportation. There is a significant degree of difficulty and management involvement inherent in that process. These difficulties include, but are not limited to:

•	integrating GE Transportation while carrying on the ongoing operations of Wabtec’s business;

•	managing a significantly larger company than before the consummation of the Transactions;

•	the possibility of faulty assumptions underlying Wabtec’s expectations regarding the integration process;

•	coordinating a greater number of diverse businesses located in a greater number of geographic locations;

•	operating in geographic markets or industry sectors in which Wabtec may have little or no experience;

•	complying with laws of new jurisdictions in which Wabtec has not previously operated;

•	integrating business systems and models;

•	attracting and retaining the necessary personnel associated with GE Transportation following the consummation of the Transactions;

•	creating and implementing uniform standards, controls, procedures, policies and information systems and controlling the costs associated with such matters; and

•
integrating information technology, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems, and meeting external reporting requirements following the consummation of the Transactions.

All of the risks associated with the integration process could be exacerbated by the fact that Wabtec may not have a sufficient number of employees with the requisite expertise to integrate the businesses or to operate Wabtec’s business after the Transactions. Failure to hire or retain employees with the requisite skills and knowledge to run Wabtec after the Transactions may have a material adverse effect on Wabtec’s business, financial condition and results of operations.

Even if Wabtec is able to combine the two business operations successfully, it may not be possible to realize the benefits of the increased sales volume and other benefits, including the synergies that are expected to result from the Transactions, or realize these benefits within the time frame that is anticipated. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the Transactions may be offset by costs incurred or delays in integrating the companies. In addition, the quantification of synergies expected to result from the Transactions is based on significant estimates and assumptions that are subjective in nature and inherently uncertain. The amount of synergies actually realized following the Transactions, if any, and the time periods in which any such synergies are realized, could differ materially from the expected synergies, regardless of whether Wabtec is able to combine the two business operations successfully.

If Wabtec is unable to successfully integrate GE Transportation or if it is unable to realize the anticipated synergies and other benefits of the Transactions, there could be a material adverse effect on Wabtec’s business, financial condition and results of operations.

The Merger Agreement contains provisions that may discourage other companies from trying to acquire Wabtec.

The Merger Agreement contains provisions that may discourage a third party from submitting prior to the closing of the Transactions a business combination proposal to Wabtec that might result in greater value to Wabtec stockholders than the Transactions. The Merger Agreement generally prohibits Wabtec from soliciting any alternative transaction proposal, although the board of directors of Wabtec (the “Wabtec Board”) may, subject to certain limitations, withdraw or modify its recommendation regarding the Transactions in the event it receives an unsolicited alternative transaction proposal that the Wabtec Board determines is superior to the Transactions. In addition, before the Wabtec Board may withdraw or modify its recommendation regarding the Transactions, GE has the opportunity to negotiate with Wabtec to modify the terms of the Transactions in response to any competing acquisition proposals. If the Merger Agreement is terminated by Wabtec or GE in certain circumstances, Wabtec may be obligated to pay a termination fee to GE, which would represent an additional cost for a potential third party seeking a business combination with Wabtec.

Failure to complete the Transactions could adversely affect the market price of Wabtec common stock as well as its business, financial condition and results of operations.

If the Transactions are not completed for any reason, the price of Wabtec common stock may decline, or the company’s business, financial condition and results of operations may be impacted: to the extent that the market price of Wabtec common stock reflects positive market assumptions that the Transactions will be completed and the related benefits will be realized; based on significant expenses, such as legal, advisory and financial services which generally must be paid regardless of whether the Transactions are completed; based on potential disruption of the business of Wabtec and distraction of its workforce and management team; and based on the requirement in the Merger Agreement that, under certain circumstances, Wabtec must pay GE a termination fee or reimburse GE for expenses relating to the Transactions.

Wabtec will incur significant costs related to the Transactions that could have a material adverse effect on its liquidity, cash flows and operating results.

Wabtec expects to incur significant, one-time costs in connection with the Transactions, some of which will be capitalized, including approximately $35.0 million of financing-related fees, approximately $60.0 million of transaction-related costs, including advisory, legal, accounting and other professional fees and approximately $88.0 million of transition and integration-related costs, a portion of which will be incremental capital spending, which Wabtec management believes are necessary to realize the anticipated synergies from the Transactions. The incurrence of these costs may have a material adverse effect on Wabtec’s liquidity, cash flows and operating results in the periods in which they are incurred.

Investors holding shares of Wabtec common stock immediately prior to the completion of the Transactions will have a significantly reduced ownership and voting interest in Wabtec after the Transactions and will exercise less influence over management.

Investors holding shares of Wabtec common stock immediately prior to the completion of the Transactions will, in the aggregate, own a significantly smaller percentage of the combined company immediately after the completion of the Transactions.

Upon consummation of the Merger and calculated based on Wabtec’s outstanding common stock immediately prior to the Merger on a fully-diluted, as-converted and as-exercised basis, 50.1% of the outstanding shares of Wabtec common stock would be held collectively by GE and pre-Merger holders of GE common stock (with approximately 9.9% of the outstanding shares of Wabtec common stock expected to be held by GE) and 49.9% of the outstanding shares of Wabtec common stock would be held by pre-Merger Wabtec stockholders. The shares held by GE will be subject to GE’s obligations under (x) the Tax Matters Agreement to be entered into prior to the time established by the board of directors of GE (the “GE Board”) as the effective time of the Distribution on the date on which the Distribution occurs (the “Distribution Date”) by and among GE, SpinCo, Wabtec and Direct Sale Purchaser (the “Tax Matters Agreement”), to sell a number of shares of Wabtec common stock within two years of the Distribution Date and (y) the Shareholders Agreement, to be entered into as of the closing date of the Merger, between Wabtec and GE (the “Shareholders Agreement”), to sell, subject to limited exceptions, all of the shares of Wabtec common stock GE beneficially owns within three years of the closing date of the Merger and prior thereto, to vote all of such shares in the proportion required under the Shareholders Agreement.  Consequently, Wabtec stockholders, collectively, will be able to exercise significantly less influence over the management and policies of the combined company than they will be able to exercise over the management and Wabtec’s policies immediately prior to the completion of the Transactions.

Where calculations are presented herein on a fully-diluted, as-converted and as-exercised basis, such calculations reflect a number of outstanding shares of Wabtec common stock that will be higher than the number of shares of Wabtec common stock actually outstanding at the relevant time, which variance may affect the actual percentages upon consummation of the Merger. In addition, in those instances, references to “Wabtec stockholders” owning 49.9% of the outstanding Wabtec common stock assume that the holders of instruments convertible into or exercisable for Wabtec common stock are the owners of the underlying Wabtec common stock and, with limited exceptions, assume that Wabtec equity awards, including those that may be settled in cash, are instruments convertible into or exercisable for Wabtec common stock.

The calculation of merger consideration will not be adjusted if there is a change in the value of GE Transportation or its assets or the value of Wabtec before the Transactions are completed.

The calculation of the number of shares of Wabtec common stock to be distributed in the Merger is based upon fixed percentages and will not be adjusted if there is a change in the value of GE Transportation or its assets or the value of Wabtec prior to the consummation of the Transactions. Wabtec will not be required to consummate the Merger if there has been any “material adverse effect” on GE Transportation as defined in the Merger Agreement. However, Wabtec will not be permitted to terminate or re-solicit the vote of Wabtec stockholders because of any changes in the market prices of Wabtec common stock or any changes in the value of GE Transportation that do not constitute a material adverse effect on GE Transportation.

Sales of Wabtec common stock after the Transactions may negatively affect the market price of Wabtec common stock.

The shares of Wabtec common stock to be issued as part of the Transactions will generally be eligible for immediate resale. The market price of Wabtec common stock could decline as a result of sales of a large number of shares of Wabtec common stock in the market after the consummation of the Transactions or even the perception that these sales could occur.

Following the consummation of the Transactions, GE is expected to hold approximately 9.9% of the outstanding Wabtec common stock. Pursuant to the Tax Matters Agreement and the Shareholders Agreement, GE is subject to certain requirements to sell shares of Wabtec common stock acquired in the Merger with a number of shares required to be sold by the second anniversary of the Merger and, with limited exceptions, all such shares required to be sold by the third anniversary of the closing of the Merger.  Although these required sales have been disclosed, future sales by GE of a substantial number of shares could reduce the market price of Wabtec common stock.

Currently, GE stock may be held in index funds, and may be held by institutional investors subject to various investing guidelines. Because Wabtec may not be included in these indices following the consummation of the Transactions or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide to or may be required to sell the Wabtec common stock that they receive. In addition, with respect to the GE retirement plans that receive shares of Wabtec common stock in the Transactions, if any, those persons with investment discretion with respect to those shares of Wabtec common stock may decide to sell such shares following the consummation of the Transactions.

Wabtec has incurred, and expects to incur, new indebtedness in connection with the Transactions, and the degree to which Wabtec will be leveraged following completion of the Transactions may have a material adverse effect on Wabtec’s business, financial condition or results of operations and cash flows.

Wabtec and the other Borrowers entered into the Credit Agreement on June 8, 2018, which includes (i) a $1.2 billion unsecured revolving credit facility (the “Revolving Credit Facility”), (ii) a $350.0 million refinancing term loan (the “Refinancing Term Loan”) and (iii) a $400.0 million delayed draw term loan (the “Delayed Draw Term Loan”). Wabtec has also obtained commitments (the “Bridge Commitments”) in respect of the Bridge Loan Facility in an amount not to exceed $2.5 billion. The Bridge Commitments will be reduced by any alternative financing (including any other loans or debt securities) that Wabtec arranges prior to the Direct Sale, subject to customary exceptions. Wabtec will use funds available under the Delayed Draw Term Loan and the Bridge Loan Facility (or any alternative financing that Wabtec arranges, which would reduce the Bridge Commitments under the Bridge Loan Facility) to pay the Direct Sale Purchase Price. The Credit Agreement is expected to have approximately $812 million of unused availability immediately following consummation of the Transactions.

If Wabtec is not able to repay or refinance its debt as it becomes due, Wabtec may be forced to sell assets or take other disadvantageous actions, including (i) reducing financing in the future for working capital, capital expenditures and general corporate purposes or (ii) dedicating an unsustainable level of Wabtec’s cash flow from operations to the payment of principal and interest on Wabtec’s indebtedness. In addition, Wabtec’s ability to withstand competitive pressures and react to changes in Wabtec’s industry could be impaired. The lenders who hold such debt also could accelerate amounts due, which could potentially trigger a default or acceleration of any of Wabtec’s other debt.

In addition, Wabtec may increase its debt or raise additional capital following the Transactions, subject to restrictions in Wabtec’s debt agreements. If Wabtec’s cash flow from operations is less than it anticipates, or if Wabtec’s cash requirements are more than it expects, Wabtec may require more financing. However, debt or equity financing may not be available to Wabtec on terms advantageous or acceptable to Wabtec, if at all. If Wabtec incurs additional debt or raises equity through the issuance of preferred stock, the terms of the debt or preferred stock issued may give the holders rights, preferences and privileges senior to those of holders of Wabtec common stock, particularly in the event of liquidation. The terms of the debt or preferred stock also may impose additional and more stringent restrictions on Wabtec’s operations than those to which it is currently subject. If Wabtec raises funds through the issuance of additional equity, Wabtec stockholders’ percentage ownership in Wabtec would be further diluted. If Wabtec is unable to raise additional capital when needed, it could affect Wabtec’s financial condition.

Further, Wabtec’s credit ratings impact the cost and availability of future borrowings, and, as a result, Wabtec’s cost of capital. Wabtec’s ratings reflect each rating organization’s opinion of Wabtec’s financial strength, operating performance and ability to meet Wabtec’s debt obligations. Each of the ratings organizations reviews Wabtec’s ratings periodically, and there can be no assurance that current ratings will be maintained in the future. Following the announcement of the Transactions, Moody’s Investors Service, Inc. affirmed Wabtec’s current credit ratings with a negative outlook, Standard & Poor’s Ratings Services placed Wabtec’s credit ratings under review for a possible downgrade and Fitch Ratings assigned Wabtec a BBB- credit rating with a stable outlook. Downgrades in Wabtec’s ratings could adversely affect Wabtec’s businesses, cash flows, financial condition and operating results.

The historical financial information of GE Transportation may not be representative of its results or financial condition if it had been operated independently of GE and, as a result, may not be a reliable indicator of its future results.

GE Transportation is currently operated by GE. Consequently, the financial information of GE Transportation included elsewhere in this Current Report on Form 8-K has been derived from the consolidated financial statements and accounting records of GE as if the operations of GE Transportation were conducted independently from GE. The historical results of operations, financial position and cash flows of GE Transportation included elsewhere in this Current Report on Form 8-K may not be indicative of what they would have been had GE Transportation actually been an independent stand-alone entity, nor are they necessarily indicative of the future results of operations, financial position and cash flows of GE Transportation. For example, the combined financial statements of GE Transportation include all revenues and costs directly attributable to GE Transportation and an allocation of expenses related to certain GE corporate functions. These expenses have been allocated to GE Transportation based on direct usage or benefit where identifiable, with the remainder allocated pro rata based on an applicable measure of revenues, cost of revenues, headcount, fixed assets, number of transactions or other relevant measures. Although SpinCo considers these allocations to be a reasonable reflection of the utilization of services or the benefit received, the allocations may not be indicative of the actual expense that would have been incurred had SpinCo operated as an independent, stand-alone entity, nor are they indicative of SpinCo’s future expenses.

The unaudited pro forma combined financial information of Wabtec and GE Transportation is not intended to reflect what actual results of operations and financial condition would have been had Wabtec and GE Transportation been a combined company for the periods presented, and therefore these results may not be indicative of Wabtec’s future operating performance.

Because Wabtec will acquire GE Transportation only upon completion of the Transactions, it has no available historical financial information that consolidates the financial results for the GE Transportation and Wabtec. The historical financial statements included elsewhere in this Current Report on Form 8-K consist of the separate financial statements of GE Transportation and Wabtec.

The unaudited pro forma condensed combined financial information presented elsewhere in this Current Report on Form 8-K is for illustrative purposes only and is not intended to, and does not purport to, represent what Wabtec’s actual results or financial condition would have been if the Transactions had occurred on the relevant date. In addition, such unaudited pro forma condensed combined financial information is based in part on certain assumptions regarding the Transactions that Wabtec believes are reasonable. These assumptions, however, are only preliminary and will be updated only after the consummation of the Transactions. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, with Wabtec considered the acquirer of GE Transportation. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair values of the tangible and intangible assets and liabilities of GE Transportation. In arriving at the estimated fair values, Wabtec considered the preliminary appraisals of independent consultants which were based on a preliminary and limited review of the assets and liabilities related to GE Transportation to be transferred to, or assumed by, Direct Sale Purchaser, SpinCo and the SpinCo Transferred Subsidiaries in the Transactions. Following the Merger, Wabtec expects to complete the purchase price allocation after considering the fair value of the assets and liabilities of GE Transportation at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or transaction-related costs or incremental capital spending that Wabtec management believes are necessary to realize the anticipated synergies from the Transactions. Accordingly, the pro forma financial information included elsewhere in this Current Report on Form 8-K does not reflect what Wabtec’s results of operations or operating condition would have been had Wabtec and GE Transportation been a consolidated entity during all periods presented, or what Wabtec’s results of operations and financial condition will be in the future.

Wabtec may be unable to provide the same types and level of benefits, services and resources to GE Transportation that historically have been provided by GE, or may be unable to provide them at the same cost.

As part of GE, GE Transportation has been able to receive benefits and services from GE and has been able to benefit from GE’s financial strength and extensive business relationships. After the consummation of the Transactions, GE Transportation will be owned by Wabtec and no longer will benefit from GE’s resources. While Wabtec will enter into agreements under which GE will agree to provide certain transition services and site-related services for a period of time following the consummation of the Transactions, it cannot be assured that Wabtec will be able to adequately replace those resources or replace them at the same cost. If Wabtec is not able to replace the resources provided by GE or is unable to replace them at the same cost or is delayed in replacing the resources provided by GE, Wabtec’s business, financial condition and results of operations may be materially adversely impacted.

Wabtec’s business, financial condition and results of operations may be adversely affected following the Transactions if Wabtec cannot negotiate contract terms that are as favorable as those GE has received when Wabtec replaces certain of GE Transportation’s contracts after the closing of the Transactions.

Prior to the consummation of the Transactions, certain functions (such as purchasing, accounts payable processing, accounts receivable management, information systems, logistics and distribution) associated with GE Transportation are being performed under GE’s centralized systems and, in some cases, under contracts that also are used for GE’s other businesses and which will not be assigned in whole or in part to GE Transportation. In addition, some other contracts to which GE is a party on behalf of GE Transportation will require consents of third parties to assign them to GE Transportation. There can be no assurance that GE Transportation will be able to negotiate contract terms that are as favorable as those GE received when and if Wabtec replaces these contracts with its own agreements for similar services, including any contracts that may need to be replaced as a result of a failure to obtain required third-party consents.

Although Wabtec believes that it will be able to enter into new agreements for similar services and that GE and Wabtec will be able to obtain all material third-party consents required to assign contracts to GE Transportation, it is possible that the failure to enter into new agreements for similar services or to obtain required consents to assign contracts could have a material adverse impact on Wabtec’s business, financial condition and results of operations following the consummation of the Transactions.

Wabtec may fail to realize anticipated tax benefits of the Transactions.

GE and Wabtec intend that the Distribution and/or certain related transactions and the Direct Sale will be taxable to GE. Accordingly, GE and Wabtec intend that the Transactions will enable Wabtec to receive an increased tax basis in the assets of the SpinCo Business and the assets acquired in the Direct Sale and to realize other related tax benefits. However, the tax treatment of the Distribution, the Direct Sale and certain related transactions, and Wabtec’s ability to realize the increased tax basis and other related tax benefits referenced above, are not certain. GE and Wabtec are not aware of any authority directly addressing a transaction involving these same facts, and do not intend to obtain any ruling from the United States Internal Revenue Service (the “IRS”), or any opinion of counsel, relating to the availability of the intended tax basis increases and other related tax benefits referenced above.

If the IRS or a court were to successfully assert that the Distribution and certain related transactions are not taxable to GE or that the Direct Sale is not treated as a taxable sale for U.S. federal income tax purposes, Wabtec and its subsidiaries (including SpinCo and Direct Sale Purchaser) likely would need to make increased payments for taxes in the future relative to the payments they would have made absent such successful assertion. GE is obligated under the Tax Matters Agreement to repay Wabtec on account of certain tax benefits related to the Transactions that are later disallowed. However, because GE’s repayment obligation is solely in respect of the portion of the tax benefits for which Wabtec made payments to GE under the Tax Matters Agreement (and not the entire amount of incremental tax benefits referenced above), GE’s repayment obligation in such case would not fully compensate Wabtec and its subsidiaries for the loss of all of the intended tax basis increases and other related tax benefits referenced above.

Wabtec may be required to make significant tax-related payments to GE.

Under the Tax Matters Agreement, Wabtec has agreed to make certain payments to GE as and when Wabtec realizes certain tax benefits arising out of the Transactions.  The exact amount and timing of these payments is not certain, but GE and Wabtec expect that the amount of the payments will be significant and that all or a large majority of the amounts paid by Wabtec pursuant to this obligation will be paid within several years of the Distribution.  The Tax Matters Agreement also obligates Wabtec to indemnify GE for certain types of taxes and other related amounts paid by GE or its subsidiaries to the extent such taxes and other amounts arise as a result of certain actions or failures to act, or breaches of the Tax Matters Agreement, by Wabtec, SpinCo or their subsidiaries, or with respect to the assets of Wabtec, SpinCo or their subsidiaries.  To the extent the Tax Matters Agreement requires Wabtec, SpinCo or their subsidiaries to make substantial payments to GE or its subsidiaries, such payments could have a material adverse effect on Wabtec, including with respect to its financial condition and results of operations.

Wabtec and SpinCo are required to abide by potentially significant restrictions which could limit their ability to effect certain transactions (such as a merger or other combination) that otherwise could be advantageous.

To preserve the intended tax treatment of the Distribution and related transactions, the Tax Matters Agreement restricts Wabtec, SpinCo and their subsidiaries from taking certain actions that could affect such tax treatment or increase the tax liability of GE or its affiliates. These restrictions may limit the ability of Wabtec, SpinCo and their subsidiaries to pursue certain strategic or otherwise beneficial transactions, including certain acquisitions and equity capital market transactions.

Wabtec will have more shares of its common stock outstanding and will be a substantially larger company with significant indebtedness after the Transactions, which may discourage other companies from trying to acquire Wabtec.

Wabtec expects to issue approximately 98.5 million shares of its common stock in the Merger. Because Wabtec will be a significantly larger company and will have significantly more shares of its common stock outstanding after the consummation of the Transactions and significantly more outstanding indebtedness, an acquisition of Wabtec by a third party may become more expensive for potential acquirors. As a result, some companies may not seek to acquire Wabtec, and the reduction in potential parties that may seek to acquire Wabtec could negatively impact the prices at which Wabtec common stock trades.

Wabtec’s estimates and judgments related to the acquisition accounting models used to record the purchase price allocation may be inaccurate.

Wabtec management will make significant accounting judgments and estimates for the application of acquisition accounting under GAAP, and the underlying valuation models. Wabtec’s business, operating results and financial condition could be materially and adversely impacted in future periods if Wabtec’s accounting judgments and estimates related to these models prove to be inaccurate.

Wabtec may be required to recognize impairment charges for goodwill and other intangible assets.

Wabtec currently estimates that the proposed Transactions will add approximately $11,124 million of goodwill and other intangible assets to Wabtec’s consolidated balance sheet. In accordance with generally accepted accounting principles in the United States (“GAAP”), Wabtec management periodically assesses these assets to determine if they are impaired. Significant negative industry or economic trends, disruptions to Wabtec’s business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes in use of the assets, divestitures and market capitalization declines may impair goodwill and other intangible assets. Any charges relating to such impairments would adversely affect Wabtec’s results of operations in the periods recognized.

Wabtec may waive one or more of the conditions to the consummation of the Transactions without re-soliciting stockholder approval.

Wabtec may determine to waive, in whole or in part, one or more of the conditions to its obligations to consummate the Transactions to the extent permitted by applicable law. If Wabtec waives the satisfaction of a material condition to the consummation of the Transactions, Wabtec will evaluate the facts and circumstances at that time and re-solicit stockholder approval of the Share Issuance and the Wabtec Charter Amendment if required to do so by applicable law or other relevant rules. In some cases, if the Wabtec Board determines that such waiver or its effect on Wabtec stockholders does not rise to the level of materiality that would require re-solicitation of proxies pursuant to applicable law or rules, Wabtec would complete the Merger without seeking further stockholder approval.

Wabtec directors and executive officers have interests in seeing the Transactions completed are different from, or in addition to, those of other Wabtec stockholders. Therefore, Wabtec directors and executive officers may have a conflict of interest in recommending the proposals being voted on at Wabtec’s special meeting.

In considering the recommendations of the Wabtec Board that Wabtec stockholders vote to approve the Share Issuance and the Wabtec Charter Amendment, you should be aware that Wabtec directors and executive officers have financial interests in the Transactions that are different from, or in addition to, the interests of Wabtec stockholders generally. The members of the Wabtec Board were aware of and considered these interests, among other matters, in deciding to approve the terms of the Transactions, including the Merger, and in recommending to Wabtec stockholders that they vote to approve the Share Issuance and the Wabtec Charter Amendment.

The directors of Wabtec immediately prior to the consummation of the Merger are generally expected to be the directors of Wabtec immediately after the consummation of the Merger (although the size of the Wabtec Board will be increased to include three additional independent directors to be designated by GE, effective at the time of closing of the Merger). The executive officers of Wabtec immediately prior to consummation of the Merger are generally expected to be the executive officers of Wabtec immediately following consummation of the Merger, with Albert J. Neupaver remaining as Wabtec’s executive chairman and Raymond T. Betler remaining as Wabtec’s president and CEO. Following consummation of the Transactions, Stéphane Rambaud-Measson will become president and CEO of Wabtec’s Transit Segment and Rafael O. Santana, president and CEO of GE Transportation, will become president and CEO of Wabtec’s Freight Segment.

In addition, the directors and executive officers of Wabtec would be entitled to accelerated vesting of certain equity incentive awards upon the consummation of the Merger, and certain executive officers would be entitled to severance benefits upon a qualifying termination of employment in connection with the Merger that are greater than the severance benefits to which they are entitled without regard to the consummation of the Merger.

Risks Related to Wabtec, Including GE Transportation, After the Transactions

For purposes of the following discussion, unless the context requires otherwise, “Wabtec” refers to Westinghouse Air Brake Technologies Corporation and its subsidiaries, including SpinCo and the SpinCo Transferred Subsidiaries.

Prolonged unfavorable economic and market conditions could adversely affect Wabtec’s business.

Unfavorable general economic and market conditions in the United States and internationally—particularly in Wabtec’s key end markets—could have a negative impact on Wabtec’s sales and operations. To the extent that these factors result in continued instability of capital markets, shortages of raw materials or component parts, longer sales cycles, deferral or delay of customer orders or an inability to market Wabtec’s products effectively, Wabtec’s business and results of operations could be materially adversely affected.

Wabtec is dependent upon key customers.

Wabtec relies on several key customers who represent a significant portion of its business. While Wabtec believes its relationships with its customers are generally good, Wabtec’s top customers could choose to reduce or terminate their relationships with Wabtec. In addition, many of Wabtec’s customers place orders for products on an as-needed basis and operate in cyclical industries. As a result, customer order levels have varied from period to period in the past and may vary significantly in the future. Such customer orders are dependent upon their markets and customers, and may be subject to delays and cancellations. Furthermore, the average service life of certain products in Wabtec’s end markets has increased in recent years due to innovations in technologies and manufacturing processes, which has also allowed end users to replace parts less often. As a result of Wabtec’s dependence on its key customers, Wabtec could experience a material adverse effect on its business, results of operations and financial condition if it lost any one or more of its key customers or if there is a reduction in their demand for Wabtec’s products.

Wabtec operates in a highly competitive industry.

Wabtec operates in a global, competitive marketplace and faces substantial competition from a limited number of established competitors, some of which may have greater financial resources than Wabtec, may have a more extensive low-cost sourcing strategy and presence in low-cost regions than Wabtec or may receive significant governmental support. Price competition is strong and, coupled with the existence of a number of cost conscious customers with significant negotiating power, has historically limited Wabtec’s ability to increase prices. In addition to price, competition is based on product performance and technological leadership, quality, reliability of delivery and customer service and support. If Wabtec’s competitors invest heavily in innovation and develop products that are more efficient or effective than Wabtec’s products, Wabtec may not be able to compete effectively. There can be no assurance that competition in one or more of Wabtec’s markets will not adversely affect Wabtec’s business and its results of operations.

Wabtec intends to pursue acquisitions, joint ventures and alliances that involve a number of inherent risks, any of which may cause Wabtec not to realize anticipated benefits.

One aspect of Wabtec’s business strategy is to selectively pursue acquisitions, joint ventures and alliances that Wabtec believes will improve its market position, and provide opportunities to realize operating synergies. These transactions involve inherent risks and uncertainties, any one of which could have a material adverse effect on Wabtec’s business, results of operations and financial condition including:

•	difficulties in achieving identified financial and operating synergies, including the integration of operations, services and products;
•	diversion of management’s attention from other business concerns;
•	the assumption of unknown liabilities; and
•	unanticipated changes in the market conditions, business and economic factors affecting such an acquisition, joint venture or alliance.

Wabtec cannot assure that it will be able to consummate any future acquisitions, joint ventures or other business combinations. If Wabtec is unable to identify or consummate suitable acquisitions, joint ventures or alliances, Wabtec may be unable to fully implement its business strategy, and its business and results of operations may be adversely affected as a result. In addition, Wabtec’s ability to engage in such strategic transactions will be dependent on its ability to raise substantial capital, and Wabtec may not be able to raise the funds necessary to implement this strategy on terms satisfactory to Wabtec, if at all.

A failure to predict and react to customer demand could adversely affect Wabtec’s business.

If Wabtec is unable to accurately forecast demand for its existing products or to react appropriately to changes in demand, Wabtec may experience delayed product shipments and customer dissatisfaction. If demand increases significantly from current levels, both Wabtec and its suppliers may have difficulty meeting such demand, particularly if such demand increases occur rapidly. Alternatively, Wabtec may carry excess inventory if demand for its products decreases below projected levels.

Additionally, Wabtec has dedicated significant resources to the development, manufacturing and marketing of new products. Decisions to develop and market new transportation products are typically made without firm indications of customer acceptance. Moreover, by their nature, new products may require alteration of existing business methods or threaten to displace existing equipment in which Wabtec’s customers may have a substantial capital investment. There can be no assurance that any new products that Wabtec develops will gain widespread acceptance in the marketplace or that such products will be able to compete successfully with other new products or services that may be introduced by competitors. Furthermore, Wabtec may incur additional warranty or other costs as new products are tested and used by customers.

Failure to accurately predict and react to customer demand could have a material adverse effect on Wabtec’s business, results of operations and financial condition.

Wabtec may fail to respond adequately or in a timely manner to innovative changes in new technology.

In recent years, the global transportation landscape has been characterized by rapid changes in technology, leading to innovative transportation and logistics concepts that could change the way the railway industry does business. There may be additional innovations impacting the railway industry that Wabtec cannot yet foresee. Any failure by Wabtec to quickly adapt to and adopt new innovations in products and processes desired by Wabtec’s customers may result in a significant loss of demand for Wabtec’s product and service offerings. In addition, advances in technology may require Wabtec to increase investments in order to remain competitive, and Wabtec’s customers may not be willing to accept higher prices to cover the cost of these investments.

A portion of Wabtec’s sales are related to delivering products and services to help its U.S. railroad and transit customers meet the Positive Train Control (“PTC”) mandate from the U.S. federal government, which requires the use of on-board locomotive computers and software by the end of 2018.

For the fiscal year ended December 31, 2017, Wabtec, without giving effect to the Transactions, had sales of about $322 million related to train control and signaling, which includes PTC. In 2015, the industry’s PTC deadline was extended by three years through December 31, 2018, which also included the ability of railroads to request an additional two years for compliance with the approval of the Department of Transportation if certain parameters are met. This could change the timing of Wabtec’s revenues and could cause Wabtec to reassess the staffing, resources and assets deployed in delivering PTC services.

Wabtec’s revenues are subject to cyclical variations in the railway and passenger transit markets and changes in government spending.

The railway industry historically has been subject to significant fluctuations due to overall economic conditions, the use of alternate methods of transportation and the levels of government spending on railway projects. In economic downturns, railroads have deferred, and may defer, certain expenditures in order to conserve cash in the short term. Reductions in freight traffic may reduce demand for Wabtec’s replacement products.

The passenger transit railroad industry is also cyclical and is influenced by a variety of factors. New passenger transit car orders vary from year to year and are influenced by a variety of factors, including major replacement programs, the construction or expansion of transit systems by transit authorities and the quality and cost of alternative modes of transportation. To the extent that future funding for proposed public projects is curtailed or withdrawn altogether as a result of changes in political, economic, fiscal or other conditions beyond Wabtec’s control, such projects may be delayed or cancelled, resulting in a potential loss of business for Wabtec, including locomotives, transit aftermarket and new transit car orders. There can be no assurance that economic conditions will be favorable or that there will not be significant fluctuations adversely affecting the industry as a whole and, as a result, Wabtec.

Wabtec’s backlog is not necessarily indicative of the level of Wabtec’s future revenues.

Wabtec’s backlog represents future production and estimated potential revenue attributable to firm contracts with, or written orders from, its customers for delivery in various periods. Instability in the global economy, negative conditions in the global credit markets, volatility in the industries that Wabtec’s products serve, changes in legislative policy, adverse changes in the financial condition of Wabtec’s customers, adverse changes in the availability of raw materials and supplies, or un-remedied contract breaches could possibly lead to contract termination or cancellations of orders in Wabtec’s backlog or request for deferred deliveries of Wabtec’s backlog orders, each of which could adversely affect Wabtec’s cash flows and results of operations.

A growing portion of Wabtec’s sales may be derived from its international operations, which exposes Wabtec to certain risks inherent in doing business on an international level.

For the fiscal year ended December 31, 2017, without giving effect to the Transactions, approximately 66% of Wabtec’s consolidated net sales were to customers outside of the United States. Wabtec intends to continue to expand its international operations, including in emerging markets, in the future. Wabtec’s global headquarters for the Transit group is located in France, and Wabtec conducts other international operations through a variety of wholly and majority-owned subsidiaries and joint ventures, including in Australia, Austria, Brazil, Canada, China, Czech Republic, France, Germany, India, Italy, Macedonia, Mexico, the Netherlands, Poland, Russia, Spain, South Africa, Turkey, and the United Kingdom. As a result, Wabtec is subject to various risks, any one of which could have a material adverse effect on those operations and on its business as a whole, including:

•	lack of complete operating control;
•	lack of local business experience;
•	currency exchange fluctuations and devaluations;
•	restrictions on currency conversion or the transfer of funds or limitations on Wabtec’s ability to repatriate income or capital;
•	the complexities of operating within multiple tax jurisdictions;
•	foreign trade restrictions and exchange controls;
•	adverse impacts of international trade policies, such as import quotas, capital controls or tariffs;
•	difficulty enforcing agreements and intellectual property rights;
•	the challenges of complying with complex and changing, laws regulations and policies of foreign governments;
•	the difficulties involved in staffing and managing widespread operations;
•	the potential for nationalization of enterprises;
•	economic, political and social instability; and
•	possible terrorist attacks, conflicts and wars, including those against American interests.

Wabtec’s exposure to the risks associated with international operations may intensify if its international operations expand in the future.

Wabtec may have liability arising from asbestos litigation.

Claims have been filed against Wabtec and certain of its affiliates in various jurisdictions across the United States by persons alleging bodily injury as a result of exposure to asbestos-containing products. Most of these claims have been made against Wabtec’s wholly-owned subsidiary, Railroad Friction Products Corporation (“RFPC”), and are based on a product sold by RFPC prior to the time that Wabtec acquired any interest in RFPC.

Most of these claims, including all of the RFPC claims, are submitted to insurance carriers for defense and indemnity or to non-affiliated companies that have retained the liabilities for the asbestos-containing products at issue. Wabtec cannot, however, assure that all these claims will be fully covered by insurance or that the indemnitors or insurers will remain financially viable. Wabtec’s ultimate legal and financial liability with respect to these claims, as is the case with most other pending litigation, cannot be estimated.

Wabtec is subject to a variety of laws and regulations, including anti-corruption laws, in various jurisdictions.

Wabtec is subject to various laws, rules and regulations administered by authorities in jurisdictions in which Wabtec does business, such as the anti-corruption laws of the U.S. Foreign Corrupt Practices Act, the French Law n° 2016-1691 (Sapin II) and the U.K. Bribery Act, relating to its business and its employees. Wabtec is also subject to other laws and regulations governing its international operations, including regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security, the U.S. Department of Treasury’s Office of Foreign Assets Control, and various non-U.S. government entities, including applicable export control regulations, economic sanctions on countries and persons, customs requirements, currency exchange regulations, and transfer pricing regulations. Despite Wabtec’s policies, procedures and compliance programs, its internal controls and compliance systems may not be able to protect Wabtec from prohibited acts willfully committed by its employees, agents or business partners that would violate such applicable laws and regulations. Any such improper acts could damage Wabtec’s reputation, subject it to civil or criminal judgments, fines or penalties, and could otherwise disrupt Wabtec’s business, and as a result, could materially adversely impact Wabtec’s business, results of operations and financial condition.

In addition, Wabtec’s manufacturing operations are subject to safety, operations, maintenance and mechanical standards, rules and regulations enforced by various federal and state agencies and industry organizations both domestically and internationally. Wabtec’s business may be adversely impacted by new rules and regulations or changes to existing rules or regulations, which could require additional maintenance or substantial modification or refurbishment of certain of Wabtec’s products or could make such products obsolete or require them to be phased out prior to their useful lives. Wabtec is unable to predict what impact these or other regulatory changes may have, if any, on its business or the industry as a whole. Wabtec cannot assure that costs incurred to comply with any new standards or regulations will not be material to Wabtec’s business, results of operations and financial condition.

Wabtec is subject to a variety of environmental laws and regulations.

Wabtec is subject to a variety of increasingly stringent environmental laws and regulations governing discharges to air and water, substances in products, the handling, storage and disposal of hazardous or solid waste materials and the remediation of contamination associated with releases of hazardous substances. Wabtec has incurred, and will continue to incur, both operating and capital costs to comply with environmental laws and regulations, including costs associated with the clean-up and investigation of some of Wabtec’s current and former properties and offsite disposal locations. Wabtec believes its operations currently comply in all material respects with all of the various environmental laws and regulations applicable to its business; however, there can be no assurance that environmental requirements will not change in the future or that Wabtec will not incur significant costs to comply with such requirements. Failure to comply with environmental laws and regulations could have significant consequences on Wabtec’s business and results of operations, including the imposition of substantial fines and sanctions for violations, injunctive relief (including requirements that Wabtec limit or cease operations at affected facilities), and reputational risk.

In addition, certain of Wabtec’s products are subject to extensive, and increasingly stringent, statutory and regulatory requirements governing, e.g., emissions and noise, including standards imposed by the U.S. Environmental Protection Agency, the European Union and other regulatory agencies around the world. Wabtec has made, and will continue to make, significant capital and research expenditures relating to compliance with these standards. The successful development and introduction of new and enhanced products in order to comply with new regulatory requirements are subject to other risks, such as delays in product development, cost over-runs and unanticipated technical and manufacturing difficulties. In addition to these risks, the nature and timing of government implementation and enforcement of these standards—particularly in emerging markets—are unpredictable and subject to change.

Future climate change regulation could result in increased operating costs, affect the demand for Wabtec’s products or affect the ability of Wabtec’s critical suppliers to meet its needs.

Wabtec has followed the current debate over climate change and the related policy discussion and prospective legislation. The potential challenges for Wabtec that climate change policy and legislation may pose have been reviewed by Wabtec. Any such challenges are heavily dependent on the nature and degree of climate change legislation and the extent to which it applies to Wabtec’s industry. At this time, Wabtec cannot predict the ultimate impact of climate change and climate change legislation on Wabtec’s operations. Further, when or if these impacts may occur cannot be assessed until scientific analysis and legislative policy are more developed and specific legislative proposals begin to take shape. Any laws or regulations that may be adopted to restrict or reduce emissions of greenhouse gas could require Wabtec to incur increased operating costs, and could have an adverse effect on demand for Wabtec’s products. In addition, the price and availability of certain of the raw materials that Wabtec uses could vary in the future as a result of environmental laws and regulations affecting Wabtec’s suppliers. An increase in the price of Wabtec’s raw materials or a decline in their availability could adversely affect Wabtec’s operating margins or result in reduced demand for Wabtec’s products.

The occurrence of litigation in which Wabtec could be named as a defendant is unpredictable.

From time to time, Wabtec is subject to litigation or other commercial disputes and other legal and regulatory proceedings with respect to its business, customers, suppliers, creditors, shareholders, product liability, intellectual property infringement, warranty claims or environmental-related matters. Due to the inherent uncertainties of any litigation, commercial disputes or other legal or regulatory proceedings, Wabtec cannot accurately predict their ultimate outcome, including the outcome of any related appeals. Wabtec may incur significant expense to defend or otherwise address current or future claims. Any litigation, even a claim without merit, could result in substantial costs and diversion of resources and could have a material adverse effect on Wabtec’s business and results of operations. Although Wabtec maintains insurance policies for certain risks, Wabtec cannot make assurances that this insurance will be adequate to protect Wabtec from all material judgments and expenses related to potential future claims or that these levels of insurance will be available in the future at economical prices or at all.

If Wabtec is not able to protect its intellectual property and other proprietary rights, Wabtec may be adversely affected.

Wabtec’s success can be impacted by its ability to protect its intellectual property and other proprietary rights. Wabtec relies primarily on patents, trademarks, copyrights, trade secrets and unfair competition laws, as well as license agreements and other contractual provisions, to protect its intellectual property and other proprietary rights. However, filing, prosecuting and defending patents on Wabtec’s products in all countries and jurisdictions throughout the world would be prohibitively expensive. Moreover, existing U.S. legal standards relating to the validity, enforceability and scope of protection of intellectual property rights offer only limited protection, may not provide Wabtec with any competitive advantages and may be challenged by third parties. The laws of countries other than the United States may be even less protective of intellectual property rights. As a result, a significant portion of Wabtec’s technology is not patented and Wabtec may be unable or may not seek to obtain patent protection for this technology. Further, although Wabtec routinely conducts anti-counterfeiting activities in multiple jurisdictions, Wabtec has encountered counterfeit reproductions of Wabtec’s products or products that otherwise infringe on Wabtec’s intellectual property rights. Counterfeit components of low quality may negatively impact Wabtec’s brand value. Accordingly, despite Wabtec’s efforts, Wabtec may be unable to prevent third parties from infringing upon, counterfeiting or misappropriating its intellectual property or otherwise gaining access to Wabtec’s technology. If Wabtec fails to protect its intellectual property and other proprietary rights, then Wabtec’s business, results of operations and financial condition could be negatively impacted.

In addition, Wabtec operates in industries in which there are many third-party owners of intellectual property rights. Owners of intellectual property that Wabtec needs to conduct its business as it evolves may be unwilling to license such intellectual property rights to Wabtec on terms Wabtec considers reasonable. Third party intellectual property owners may assert infringement claims against Wabtec based on their intellectual property portfolios. If Wabtec is sued for intellectual property infringement, Wabtec may incur significant expenses investigating and defending such claims, even if Wabtec prevails.

Wabtec faces risks relating to cybersecurity attacks that could cause loss of confidential information and other business disruptions.

Threats to information technology systems associated with cybersecurity risks and cyber incidents or attacks continue to grow and Wabtec’s business is at risk from and may be impacted by cybersecurity attacks. Wabtec relies extensively on computer systems to process transactions and manage its business. In addition, Wabtec collects, processes and retains sensitive and confidential customer information in the normal course of business. Cybersecurity attacks could include attempts to gain unauthorized access to Wabtec’s data and computer systems. Attacks can be both individual and/or highly organized attempts by very sophisticated hacking organizations. Wabtec employs a number of measures to prevent, detect and mitigate these threats, which include employee education, password encryption, frequent password change events, firewall detection systems, anti-virus software in-place and frequent backups; however, there is no guarantee such efforts will be successful in preventing a cyber-attack. A cybersecurity attack could compromise the confidential information of Wabtec’s employees, customers and suppliers, and potentially violate certain domestic and international privacy laws. Furthermore, a cybersecurity attack on Wabtec’s customers and suppliers could compromise Wabtec’s confidential information in the possession of Wabtec’s customers and suppliers. A successful attack could disrupt and otherwise adversely affect Wabtec’s business operations, including through lawsuits by third-parties. In addition, the regulatory environment related to information security and privacy is constantly changing, and compliance with those requirements could result in additional costs.

Wabtec’s manufacturer’s warranties or product liability may expose Wabtec to potentially significant claims.

Wabtec warrants the workmanship and materials of many of its products. Accordingly, Wabtec is subject to a risk of product liability or warranty claims in the event that the failure of any of its products results in personal injury or death, or does not conform to Wabtec’s customers’ specifications. In addition, in recent years, Wabtec has introduced a number of new products for which Wabtec does not have a history of warranty experience. Although Wabtec currently maintains liability insurance coverage, Wabtec cannot assure that product liability claims, if made, would not exceed Wabtec’s insurance coverage limits or that insurance will continue to be available on commercially acceptable terms, if at all. The possibility exists for these types of warranty claims to result in costly product recalls, significant repair costs and damage to Wabtec’s reputation.

Labor shortages and labor disputes may have a material adverse effect on Wabtec’s operations and profitability.

Wabtec depends on skilled labor in its manufacturing and other businesses. Due to the competitive nature of the labor markets in which Wabtec operates, Wabtec may not be able to retain, recruit and train the personnel Wabtec requires, particularly when the economy expands, production rates are high or competition for such skilled labor increases.

Wabtec collectively bargains with labor unions at some of its operations throughout the world. Failure to reach an agreement could result in strikes or other labor protests which could disrupt Wabtec’s operations. Furthermore, non-union employees in certain countries have the right to strike. If Wabtec were to experience a strike or work stoppage, it would be difficult for Wabtec to find a sufficient number of employees with the necessary skills to replace these employees. Wabtec cannot assure that it will reach any such agreement or that it will not encounter strikes or other types of conflicts with the labor unions of Wabtec’s personnel.

Any such labor shortages or labor disputes could have an adverse effect on Wabtec’s business, results of operations and financial condition, could cause Wabtec to lose revenues and customers and might have permanent effects on Wabtec’s business.

Equipment failures, interruptions, delays in deliveries or extensive damage to Wabtec’s facilities, supply chains, distribution systems or information technology systems, could adversely affect its business.

All of Wabtec’s facilities, equipment, supply chains, distribution systems and information technology systems are subject to the risk of catastrophic loss due to unanticipated events, such as fires, earthquakes, explosions, floods, tornados, hurricanes or weather conditions. An interruption in Wabtec’s manufacturing capabilities, supply chains, distribution systems or information technology systems, whether as a result of such catastrophic loss or any other reason, could reduce, prevent or delay Wabtec’s production and shipment of its product offerings, result in defective products or services, damage customer relationships and Wabtec’s reputation and result in legal exposure and large repair or replacement expenses. This could result in the delay or termination of orders, the loss of future sales and a negative impact to Wabtec’s reputation with Wabtec’s customers.

Third-party insurance coverage that Wabtec maintains with respect to such matters will vary from time to time in both type and amount depending on cost, availability and Wabtec’s decisions regarding risk retention, and may be unavailable or insufficient to protect Wabtec against losses. Any of these risks coming to fruition could materially adversely affect Wabtec’s business, results of operations and financial condition.

Wabtec may be exposed to raw material shortages, supply shortages and fluctuations in raw material, energy and commodity prices.

Wabtec purchases energy, steel, aluminum, copper, rubber and rubber-based materials, chemicals, polymers and other key manufacturing inputs from outside sources, and traditionally has not had long-term pricing contracts with its pure raw material suppliers. The costs of these raw materials have been volatile historically and are influenced by factors that are outside Wabtec’s control. If Wabtec is unable to pass increases in the costs of Wabtec’s raw materials on to Wabtec’s customers, experiences a lag in its ability to pass increases to Wabtec’s customers, or operational efficiencies are not achieved, Wabtec’s operating margins and results of operations may be materially adversely affected.

Wabtec’s businesses compete globally for key production inputs. In addition, Wabtec relies upon third-party suppliers, including certain single-sourced suppliers, for various components for its products. In the event of a shortage or discontinuation of certain raw materials or key inputs, Wabtec may experience challenges sourcing certain of its components to meet its production requirements and may not be able to arrange for alternative sources of certain raw materials or key inputs. Any such shortage may materially adversely affect Wabtec’s competitive position versus companies that are able to better or more cheaply source such raw materials or key inputs.

Wabtec may incur increased costs due to fluctuations in interest rates and foreign currency exchange rates.

In the ordinary course of business, Wabtec is exposed to increases in interest rates that may adversely affect funding costs associated with variable-rate debt and changes in foreign currency exchange rates. Wabtec is subject to currency exchange rate risk to the extent that Wabtec’s costs may be denominated in currencies other than those in which Wabtec earns and reports revenues and vice versa. In addition, a decrease in the value of any of these currencies relative to the U.S. dollar could reduce Wabtec’s profits from non-U.S. operations and the translated value of the net assets of Wabtec’s non-U.S. operations when reported in U.S. dollars in Wabtec’s consolidated financial statements. Wabtec may seek to minimize these risks through the use of interest rate swap contracts and currency hedging agreements. There can be no assurance that any of these measures will be effective. Material changes in interest or exchange rates could result in material losses to Wabtec.

If Wabtec loses its senior management or key personnel, Wabtec’s business may be materially and adversely affected.

The success of Wabtec’s business is largely dependent on Wabtec’s senior management team, as well as on Wabtec’s ability to attract and retain other qualified key personnel. It cannot be assured that Wabtec will be able to retain all of its current senior management personnel and attract and retain other key personnel necessary for the development of Wabtec’s business. The loss of the services of senior management and other key personnel or the failure to attract additional personnel as required could have a material adverse effect on Wabtec’s business, results of operations and financial condition.

Wabtec has substantial operations located in India, and Wabtec is subject to regulatory, economic, social and political uncertainties in India.

Wabtec has extensive operations in India, including a large scale project in which Wabtec is constructing a factory in the state of Bihar, which includes a township to house employees. The project also includes construction of two service sheds, in the states of Uttar Pradesh and Gujarat. Wabtec’s operations in India are inherently risky due to a number of regulatory, economic, social and political uncertainties. For example, in September 2017 several media outlets reported that the Indian government expressed a desire to switch the country’s rail system from diesel to electric locomotives, which would threaten to interfere with the completion of the project and curtail the viability of Wabtec’s ongoing operations in India. While no such actions have been taken to date, any change in policy with respect to India’s rail system could have a material adverse effect on Wabtec’s business.

In addition, the Indian government has exercised and continues to exercise significant influence over many aspects of the Indian economy. Since 1991, successive Indian governments have generally pursued policies of economic liberalization and financial sector reforms, including by significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant and Wabtec cannot assure you that such liberalization policies will continue. The rate of economic liberalization could change, and specific laws and policies affecting foreign investments in India could change as well, including exposure to possible expropriation, nationalization or other governmental actions.

Further, protests against privatizations and government corruption scandals, which have occurred in the past, could slow the pace of liberalization and deregulation. A significant change in India’s policy of economic liberalization and deregulation or any social or political uncertainties could significantly harm business and economic conditions in India generally and Wabtec’s business and prospects.

India’s physical infrastructure is less developed than that of many developed nations. Any congestion or disruption with respect to communication systems or any public facility, including transportation infrastructure, could disrupt Wabtec’s normal business activity. Any deterioration of India’s physical infrastructure would harm the national economy, disrupt the transportation of people, goods and supplies, and add costs to doing business in India. These disruptions could interrupt Wabtec’s business operations and significantly harm Wabtec’s results of operations, financial condition and cash flows.

Wabtec’s indebtedness could adversely affect its financial health.

At June 30, 2018, without giving effect to the Transactions, Wabtec had total debt of $1,884.9 million. Wabtec and the other Borrowers entered into the Credit Agreement on June 8, 2018, which includes (i) a $1.2 billion Revolving Credit Facility, (ii) a $350.0 million Refinancing Term Loan and (iii) a $400.0 million Delayed Draw Term Loan. Wabtec has also obtained Bridge Commitments in respect of the Bridge Loan Facility in an amount not to exceed $2.5 billion. The Bridge Commitments will be reduced by any alternative financing (including any other loans or debt securities) that Wabtec arranges prior to the Direct Sale, subject to customary exceptions. The Credit Agreement is expected to have approximately $812 million of unused availability immediately following consummation of the Transactions. Being indebted could have important consequences to Wabtec. For example, Wabtec’s indebtedness could:

•	increase Wabtec’s vulnerability to general adverse economic and industry conditions;

•
require Wabtec to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit Wabtec’s flexibility in planning for, or reacting to, changes in its business and the industries in which it operate;
•	place Wabtec at a disadvantage compared to competitors that have less debt; and
•	limit Wabtec’s ability to borrow additional funds.

The indenture for Wabtec’s $750.0 million 3.450% senior notes due in 2026, Wabtec’s $250.0 million 4.375% senior notes due in 2023, and the Credit Agreement contain various covenants that limit Wabtec’s management’s discretion in the operation of Wabtec’s businesses.

The Credit Agreement contains customary representations and warranties by Wabtec and its subsidiaries, including customary use of materiality, material adverse effect, and knowledge qualifiers. Wabtec and its subsidiaries are also subject to (i) customary affirmative covenants that impose certain reporting obligations on Wabtec and its subsidiaries and (ii) customary negative covenants, including limitations on: indebtedness; liens; restricted payments; fundamental changes; business activities; transactions with affiliates; restrictive agreements; changes in fiscal year; and use of proceeds. In addition, Wabtec is required to maintain (i) a ratio of EBITDA to interest expense of at least 3.00 to 1.00 over each period of four consecutive fiscal quarters ending on the last day of a fiscal quarter and (ii) a Leverage Ratio, calculated as of the last day of a fiscal quarter for a period of four consecutive fiscal quarters, of 3.25 to 1.00 or less; provided that, in the event Wabtec completes the Direct Sale and the Merger or any other material acquisition in which the cash consideration paid exceeds $500.0 million, the maximum Leverage Ratio permitted will be (x) 3.75 to 1.00 at the end of the fiscal quarter in which such acquisition is consummated and each of the three fiscal quarters immediately following such fiscal quarter and (y) 3.50 to 1.00 at the end of each of the fourth and fifth full fiscal quarters after the consummation of such acquisition.

The indenture under which the senior notes were issued contain covenants and restrictions which limit among other things, the following: sale and leaseback transactions, sale of assets, change in control, mergers and consolidations and the incurrence of liens.

The integration of Wabtec’s recently completed acquisitions may not result in anticipated improvements in market position or the realization of anticipated operating synergies or may take longer to realize than expected.

In 2016 and 2017, Wabtec completed multiple acquisitions with a combined investment of $1,865 million, which included Wabtec’s acquisition of Faiveley Transport, S.A. for $1,507 million. Although Wabtec believes that the acquisitions will improve its market position and realize positive operating results, including operating synergies, operating expense reductions and overhead cost savings, Wabtec cannot be assured that these improvements will be obtained or the timing of such improvements. The management and acquisition of businesses involves substantial risks, any of which may result in a material adverse effect on Wabtec’s business and results of operations, including:

•	the uncertainty that an acquired business will achieve anticipated operating results;
•	significant expenses to integrate;
•	diversion of management’s attention;
•	departure of key personnel from the acquired business;
•	effectively managing entrepreneurial spirit and decision-making;
•	integration of different information systems;
•	unanticipated costs and exposure to unforeseen liabilities; and
•	impairment of assets.